EXHIBIT 23.1

                              [KPMG LLP Letterhead]




                       CONSENT OF INDEPENDENT ACCOUNTANTS

Board of Directors
of CVS Corporation:


     We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our reports dated January 27, 1999 except for Note 15, to which the date is November 12, 1999, included in the Annual Report on Form 10-K/A of CVS Corporation for the year ended December 31, 1998.

     The consolidated balance sheet as of December 31, 1997 and the related consolidated statements of operations, shareholders' equity and cash flows for the years ended December 31, 1998 and 1997, have been restated as discussed in
Note 15 to the consolidated financial statements.


KPMG LLP



Providence, Rhode Island

November 16, 1999